Exhibit 99.1

MagnaChip Reports Fourth Quarter and Full Year 2018 Financial Results

And Announces Strategic Review Process of its Foundry Operations

SEOUL, South Korea and SAN JOSE, Calif., February 14, 2019 — MagnaChip Semiconductor Corporation (NYSE: MX) today announced financial results for the fourth quarter and full year 2018. Revenue in the fourth quarter was $179.4 million and gross profit margin was 24.5%. For the year 2018, revenue was $750.9 million and gross margin was 26.4%.

MagnaChip also announced today that it has undertaken a strategic evaluation of the Company’s Foundry business and Fab 4, the larger of the Company’s two 8” manufacturing facilities. Fab 4 is an analog and mixed signal fab that produces approximately 73% of the Company’s total capacity, and is used primarily to meet wafer demand from Foundry customers that rely on outside suppliers. The strategic evaluation is expected to include a range of possible options, including, but not limited to, joint ventures, strategic partnerships as well as M&A possibilities. The Company has retained financial and legal advisors to assist in the evaluation.

Nader Tavakoli, Chairman of the Board of MagnaChip, said, “The Board is committed to improving MagnaChip’s profitability and unlocking shareholder value. As we undertake this strategic evaluation of the Foundry business, we will be mindful of the best interests of all of our stakeholders including shareholders, customers and employees.”

In commenting on the Company’s financial performance in Q4, YJ Kim, CEO of MagnaChip, said, “We are pleased to have met our revenue guidance in the seasonally soft fourth quarter despite a challenging macroeconomic backdrop, a slowdown in China, and an inventory correction by customers.”

In commenting on the 2018 financial results, Mr. Kim said, “Our OLED and Power businesses both had record annual revenue in 2018 and are positioned for success in 2019 due to a strong product lineup, robust product roadmap and well-established customer traction. Higher-margin Premium Power products represented over 45% of total Power revenue in Q4, due mainly to growth in the industrial, television, and lighting markets. In the OLED business, MagnaChip secured new design wins for display driver ICs from China smartphone makers and three design wins from a major smartphone maker in Korea for a line of mid-range smartphones. Our latest and lowest-power 28 nanometer OLED display driver IC will sample at the end of this month, and we anticipate volume production in the second half of this year.” Mr. Kim added, “Our foundry business under-performed in Q4 2018 on an “as adjusted” basis, due in part to an inventory correction by customers that caused a drop in utilization in Fab 4. We expect utilization in Fab 4 will decline significantly further in the first half of 2019, due in part to a continuing inventory correction and our decision to be more selective about business as we undergo our strategic evaluation process.”

Q4 2018 Summary

•	Revenue of $179.4 million within guidance range of $174-$184 million; revenue up 2.8% Year-over-Year (YoY)

•	Standard Products Group revenue of $96.3 million up 2.5% YoY on an “as reported” basis; up 14.3% on an “as adjusted” basis

•	Foundry Services Group revenue of $83.1 million up 3.1% YoY on an “as reported” basis; down 8.0% on an “as adjusted” basis

•	Record Power standard products revenue of $46.1 million; up 14.6% YoY

•

Total gross profit margin of 24.5% was below the guidance range of 25-27%; gross margin down 3.8 percentage points YoY primarily due to lower Foundry-related fab utilization and increased costs for wafers

•	Operating income of $7.9 million, or 4.4% of revenue, up 2.9% YoY and Net Loss, on a GAAP basis, of $2.4 million, down 105.5% YoY

•	Adjusted EBITDA of $17.4 million, or 9.7% of revenue, down 15.4% YoY

Full Year 2018 Summary

•	Revenue of $750.9 million, up 10.5% YoY

•	Record OLED revenue of $188.0 million, up 3-fold YoY

•	Record Power revenue of $169.3 million, up 13.0% YoY

•	Foundry revenue of $325.3 million, up 1.6% YoY on an “as reported” basis; down 7.2% on an “as adjusted” basis

•	Gross margin of 26.4% declined by 1.2 percentage points YoY primarily due to lower Foundry-related fab utilization

First Quarter 2019 Business Outlook

For the first quarter of 2019, MagnaChip anticipates:

•

Revenue in this seasonally soft quarter to be in the range of $150 million to $155 million, down sequentially about 15.0% at the mid-point of the projected range. The guidance for the first quarter of 2019 compares with revenue of $179.4 million in the fourth quarter of 2018, and $165.8 million in the first quarter of 2018.

•	Gross profit margin to be in the range of 14% to 16%. This compares to 24.5% in the fourth quarter of 2018, and 26.9% in the first quarter of 2018.

Both revenue and gross profit margin guidance reflect a downturn in the Foundry business due in part to a continuing inventory correction and the Company’s decision to be more selective about business as it undergoes a strategic evaluation process.

Fourth Quarter Financial Review

Total Revenue

Total revenue in the fourth quarter of 2018 was $179.4 million, up 2.8% as compared to reported revenue of $174.6 million from the fourth quarter of 2017, and down 12.9% from $206.0 million in the third quarter of 2018.

Segment Revenue and Segment Adjustments

In January 2018, as part of our ongoing portfolio optimization effort to realign business processes and streamline our organizational structure, we transferred a portion of our non-OLED display solutions business (“Transferred Business”), which represented $13.4 million of net sales for Q4 2018 and $33.0 million of net sales for the 2018 year, from our Standards Products Group to our Foundry Services Group. The corresponding non-OLED display business represented $30.3 million of net sales for the year ended December 31, 2017. As a result, the historical financial results in the tables below are discussed both on an “as reported” basis, which presents the Transferred Business in the Standards Products Group results, and “as adjusted” basis, which presents the Transferred Business in the Foundry Services Group results, for comparative purposes.

Foundry Services Group revenue in the fourth quarter was $83.1 million, up 3.1%, on an “as reported” basis from the fourth quarter of 2017, and down 0.9% from $83.9 million in the third quarter of 2018; and on an “as adjusted” basis, down 8.0% from $90.3 million in the fourth quarter of 2017.

Following the strategic realignment and portfolio optimization discussed above, Standard Products Group revenue in the fourth quarter was $96.3 million, up 2.5% year-over-year on an “as reported” basis, and down 21.1% sequentially; and on an “as adjusted” basis, up 14.3% year-over-year.

The improved results in the Standard Products Group year-over-year were primarily attributable to a sharp increase in revenue from mobile OLED display driver ICs in connection with the introduction of new OLED smartphones from China manufacturers, which was offset in part by a strategic reduction of low-margin LCD business. In addition, the increase was also attributable to a higher demand for premium Power products such as high-end MOSFETs and IGBTs, primarily for TV and industrial applications.

Total Gross Profit and Gross Profit Margin

Total gross profit in the fourth quarter of 2018 was $43.9 million or 24.5% as a percentage of sales as compared with gross profit of $49.4 million or 28.3% in the fourth quarter of 2017, and $55.7 million or 27.1% in the third quarter of 2018.

Segment Gross Profit Margin

Foundry Services Group gross profit margin was 23.2% in the fourth quarter of 2018 as compared with, on an “as reported” basis, 31.7% in the fourth quarter of 2017 and 24.4% in the third quarter of 2018. The Foundry Services Group gross profit margin was, on an “as adjusted” basis, 30.4% in the fourth quarter of 2017. The Standard Products Group gross profit margin was 25.6% in the fourth quarter of 2018 as compared with, on an “as reported” basis, 25.3% in the fourth quarter of 2017, and 28.8% in the third quarter of 2018. The Standard Products Group gross profit margin was, on an “as adjusted” basis, 25.9% in the fourth quarter of 2017.

Operating Income, Net Income, Adjusted Net Income, Adjusted EBITDA

Operating income, on a GAAP basis, for the fourth quarter was $7.9 million as compared with $7.6 million in the fourth quarter of 2017 and $18.3 million in the third quarter of 2018.

Net loss, on a GAAP basis, for the fourth quarter was $2.4 million or $0.07 cents per basic and diluted share as compared with net income of $43.7 million or $1.28 per basic share and $0.99 per diluted share in the fourth quarter of 2017, and net income of $17.2 million or $0.50 per basic share and $0.41 per diluted share in the third quarter of 2018.

Adjusted Net Income, a non-GAAP financial measure, for the fourth quarter of 2018 totaled $3.5 million or $0.10 per basic share and $0.10 per diluted share, as compared with Adjusted Net Income of $9.1 million or $0.27 per basic share and $0.23 per diluted share in the fourth quarter of 2017, and compared with Adjusted Net Income of $13.3 million or $0.38 per basic share and $0.32 per diluted share in the third quarter of 2018.

Adjusted EBITDA, a non-GAAP financial measure, in the fourth quarter was $17.4 million or 9.7% of revenue as compared with Adjusted EBITDA of $20.5 million or 11.8% of revenue in the fourth quarter of 2017, and compared with Adjusted EBITDA of $27.9 million or 13.5% of revenue in the third quarter of 2018.

Management believes that non-GAAP financial measures, when viewed in conjunction with GAAP results, can provide a meaningful understanding of the factors and trends affecting MagnaChip’s business and operations and assist in evaluating our core operating performance. However, such non-GAAP financial measures have limitations and should not be considered as a substitute for net income or as a better indicator of our operating performance than measures that are presented in accordance with GAAP. A reconciliation of GAAP results to non-GAAP results is included in this press release.

Cash and cash equivalents totaled $132.4 million at the end of the fourth quarter, slightly down from $133.5 million at the end of the third quarter of 2018.

Note: The following table sets forth information relating to our operating segments (in thousands). The historical amounts below are presented both on an “as reported” and “as adjusted” basis to show the impact of the strategic realignment and transfer of a portion of the non-OLED Display business from the Standard Products Group to the Foundry Services Group beginning in the first quarter of 2018:

	Three Months Ended
	December 31, 2018	December 31, 2017 As Reported	December 31, 2017 As Adjusted
Net Sales
Foundry Services Group	$83,114	$80,629	$90,300
Standard Products Group
Display Solutions	50,127	53,671	44,000
Power Solutions	46,131	40,241	40,241
Total Standard Products Group	$96,258	$93,912	$84,241
All other	22	39	39
Total net sales	$179,394	$174,580	$174,580

	Year Ended
	December 31, 2018	December 31, 2017 As Reported	December 31, 2017 As Adjusted
Net Sales
Foundry Services Group	$325,312	$320,089	$350,395
Standard Products Group
Display Solutions	256,113	209,539	179,233
Power Solutions	169,284	149,836	149,836
Total Standard Products Group	$425,397	$359,375	$329,069
All other	189	208	208
Total net sales	$750,898	$679,672	$679,672

	Three Months Ended
	December 31, 2018		December 31, 2017 As Reported		December 31, 2017 As Adjusted
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales
Gross Profit
Foundry Services Group	$19,286	23.2%	$25,564	31.7%	$27,454	30.4%
Standard Products Group	24,604	25.6	23,748	25.3	21,858	25.9
All other	22	100.0	39	100.0	39	100.0
Total gross profit	$43,912	24.5%	$49,351	28.3%	$49,351	28.3%

	Year Ended
	December 31, 2018		December 31, 2017 As Reported		December 31, 2017 As Adjusted
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales
Gross Profit
Foundry Services Group	$82,578	25.4%	$95,458	29.8%	$101,780	29.0%
Standard Products Group	115,478	27.1	92,227	25.7	85,905	26.1
All other	40	21.2	208	100.0	208	100.0
Total gross profit	$198,096	26.4%	$187,893	27.6%	$187,893	27.6%

Fourth Quarter 2018 and Recent Company Highlights

MagnaChip announced:

•

The introduction of a new High-Voltage Super Junction MOSFET with a 900V breakdown voltage and low total gate charge (Qg). The device with two package types, I-PAK and D-PAK, will be manufactured in high volume in the first quarter of 2019.

http://www.magnachip.com/aboutus/aboutus_sub12_view.html?tname=ez_Press_Room_e&seq=223&page=1

•

Volume production of a new Display Driver IC (DDIC) for automotive panel displays has commenced. MagnaChip is planning to expand its business to various automotive display applications, starting with the design-win of a new product at a leading Japanese panel maker of automotive CSD (Center Stack Display) panels. The application of this LCD-based display driver product will be further extended to a wide range of automotive applications such as instrument cluster, GPS navigation and car entertainment displays in the future. Over time, it is widely anticipated that OLED display drivers also will be adopted for use in automotive applications.

http://www.magnachip.com/aboutus/aboutus_sub12_view.html?tname=ez_Press_Room_e&seq=224&page=1

•

Appointment of Jeong Ki Min to the newly created position of Chief of Strategic Planning. Mr. Min, a seasoned semiconductor executive with 33 years of global business experience, previously held senior positions at Samsung Semiconductor, Samsung Electronics, Samsung Display, and SK Telecom. During his more than three decades in the high-tech industry, Mr. Min has initiated and negotiated high-profile joint venture agreements, strategic alliances and acquisitions. Among his other accomplishments, Mr. Min also has led new business planning teams, managed R&D operations, led Foundry marketing teams, and helped develop semiconductor growth strategies.

http://www.magnachip.com/aboutus/aboutus_sub12_view.html?tname=ez_Press_Room_e&seq=226&page=1

•

It now offers Foundry customers a 0.18 micron BCD (Bipolar-CMOS-DMOS) 200V high-voltage process. This new BCD process uses SOI (Silicon On Insulator) substrates with solid high-voltage isolation and extends MagnaChip’s existing BCD processes from 100V to 200V. Having 200V devices in a BCD process is valuable because it enables a Power IC to be designed for high voltage applications, including automobiles, electrical vehicles, industrial motor drivers, ultrasonic medical imaging systems and solar panels.

http://www.magnachip.com/aboutus/aboutus_sub12_view.html?tname=ez_Press_Room_e&seq=227&page=1

•

Volume production has commenced for an IGBT product for power module targeted to high-voltage industrial applications. IGBT is one of a MagnaChip family of Power standard products called Insulated Gate Bipolar Transistors.The new IGBT P-series (“MBW100T120PHF”) allows designers to operate devices at an improved switching frequency, which enables reducing the size and cost of capacitors and inductive devices in circuits.

http://www.magnachip.com/aboutus/aboutus_sub12_view.html?tname=ez_Press_Room_e&seq=228&page=1

•

The appointment of Nader Tavakoli as its new non-executive Chairman of the Board of Directors, effective November 26, 2018. Mr. Tavakoli replaces Gary Tanner as the Company’s Chairman. Mr. Tanner will remain a Director on the Board and will continue to serve as a member of the Audit, Compensation and Risk Committees of the Board. Mr. Tanner joined MagnaChip’s Board in August 2015, and has served as its non-executive Chairman since October 2016. Mr. Tavakoli has served on MagnaChip’s Board of Directors since 2009. He has served on, and chaired, various committees of the Board, and is currently a member of the Audit, Compensation and Risk Committees. Mr. Tavakoli is the Chief Executive Officer of Cobalt International Energy and serves as a Plan Administrator of MF Global Inc.

http://www.magnachip.com/aboutus/aboutus_sub12_view.html?tname=ez_Press_Room_e&seq=229&page=1

•

The release of a low noise, low power consumption, fast transient LDO (Low Dropout) regulator that also can be designed into BGA (Ball Grid Array) SSD (Solid State Drive) components commonly used in mobile devices. An LDO regulator is a power standard product whose function can be designed into various components.

http://www.magnachip.com/aboutus/aboutus_sub12_view.html?tname=ez_Press_Room_e&seq=230&page=1

•

Availability of its third generation 0.18 micron Bipolar-CMOS-DMOS (BCD) process technology for Foundry customers. The technology is highly suitable for PMIC, DC-DC converters, battery charger ICs, protection ICs, motor driver ICs, LED driver ICs and audio amplifiers.

http://www.magnachip.com/aboutus/aboutus_sub12_view.html?tname=ez_Press_Room_e&seq=231&page=1.

Fourth Quarter 2018 Conference Call

The conference call will be webcast live today (February 14, 2019) at 5:00 p.m. EST and also is available by dialing toll-free at 1-844 536 5472. International call-in participants can dial 1-614-999-9318. The conference ID number is 9483865. Participants are encouraged to initiate their calls at least 10 minutes in advance of the 5:00 p.m. EST start time to ensure a timely connection. The webcast and earnings release will be accessible at www.magnachip.com. A replay of the conference call will be available the same day and will run for 72 hours. The replay dial-in numbers are 1-404-537-3406 or toll-free at 1-855-859-2056. The access code is 9483865.

About MagnaChip Semiconductor Corporation

MagnaChip is a designer and manufacturer of analog and mixed-signal semiconductor platform solutions for communications, IoT, consumer, industrial and automotive applications. The Company’s Standard Products Group and Foundry Services Group provide a broad range of standard products and manufacturing services to customers worldwide. MagnaChip, with over 30 years of operating history, owns a portfolio of approximately 3,000 registered patents and pending applications, and has extensive engineering, design and manufacturing process expertise. For more information, please visit www.magnachip.com. Information on or accessible through, MagnaChip’s website is not a part of, and is not incorporated into, this release.

Safe Harbor for Forward-Looking Statements

Information in this release regarding MagnaChip’s forecasts, business outlook, expectations and beliefs are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include statements about our future operating and financial performance, including first quarter 2019 revenue and gross profit margin expectations. All forward-looking statements included in this release are based upon information available to MagnaChip as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include general economic conditions, the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new products and technologies, ability to ramp new products into volume production, industry wide shifts in supply and demand for semiconductor products, industry and/or company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets and the impact of foreign exchange rates, unanticipated costs and expenses or the inability to identify expenses which can be eliminated, compliance with U.S. and international trade and export laws and regulations by us and our distributors, and other risks detailed from time to time in MagnaChip’s filings with the SEC, including our Form 10-K filed on February 22, 2018 and subsequent registration statements, amendments or other reports that we may file from time to time with the SEC and/or make available on our website. MagnaChip assumes no obligation and does not intend to update the forward-looking statements provided, whether as a result of new information, future events or otherwise.

CONTACTS:

In the United States: Bruce Entin Investor Relations Tel. +1-408-625-1262 Investor.relations@magnachip.com	In Korea: Chankeun Park Director, Public Relations Tel. +82-2-6903-5223 chankeun.park@magnachip.com

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of US dollars, except share data)

(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net sales	$179,394	$206,000	$174,580	$750,898	$679,672
Cost of sales	135,482	150,251	125,229	552,802	491,779
Gross profit	43,912	55,749	49,351	198,096	187,893
Gross profit %	24.5%	27.1%	28.3%	26.4%	27.6%
Operating expenses
Selling, general and administrative expenses	17,516	18,566	23,631	72,639	81,775
Research and development expenses	18,536	18,918	18,083	78,039	70,523
Restructuring and other gain	—	—	—	—	(17,010)
Early termination charges	—	—	—	—	13,369
Total operating expenses	36,052	37,484	41,714	150,678	148,657
Operating income	7,860	18,265	7,637	47,418	39,236
Interest expense	(5,743)	(5,587)	(5,460)	(22,282)	(21,559)
Foreign currency gain (loss), net	(4,316)	6,002	39,297	(24,445)	65,516
Loss on early extinguishment of long-term borrowings, net	(206)	—	—	(206)	—
Other income, net	555	150	1,006	264	2,898
Income (loss) before income tax expenses	(1,850)	18,830	42,480	749	86,091
Income tax expenses (benefits)	530	1,608	(1,173)	4,649	1,155
Net income (loss)	$(2,380)	$17,222	$43,653	$(3,900)	$84,936
Earnings (loss) per common share :
- Basic	$(0.07)	$0.50	$1.28	$(0.11)	$2.50
- Diluted	$(0.07)	$0.41	$0.99	$(0.11)	$2.02
Weighted average number of shares—Basic	34,627,292	34,573,377	34,176,812	34,469,921	33,943,264
Weighted average number of shares—Diluted	34,627,292	46,021,610	45,573,889	34,469,921	44,755,137

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA AND ADJUSTED NET INCOME

(In thousands of US dollars, except share data)

(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net income (loss)	$(2,380)	$17,222	$43,653	$(3,900)	$84,936
Adjustments:
Interest expense, net	5,180	5,055	5,149	20,417	20,505
Income tax expenses (benefits)	530	1,608	(1,173)	4,649	1,155
Depreciation and amortization	8,165	7,913	7,457	32,048	28,146
EBITDA	11,495	31,798	55,086	53,214	134,742
Restructuring and other gain	—	—	—	—	(17,010)
Early termination charges	—	—	—	—	13,369
Equity-based compensation expense	1,320	1,083	722	4,409	2,336
Foreign currency loss (gain), net	4,315	(6,001)	(39,297)	24,445	(65,516)
Derivative valuation loss (gain), net	144	518	(436)	2,369	(236)
Restatement related expenses	—	—	4,319	(765)	10,306
Secondary offering expenses	—	—	154	—	669
Loss on early extinguishment of long-term borrowings, net	206	—	—	206	—
Other indemnification costs and reimbursement	(89)	473	—	384	—
Adjusted EBITDA	$17,391	$27,871	$20,548	$84,262	$78,660
Net income (loss)	$(2,380)	$17,222	$43,653	$(3,900)	$84,936
Adjustments:
Restructuring and other gain	—	—	—	—	(17,010)
Early termination charges	—	—	—	—	13,369
Equity-based compensation expense	1,320	1,083	722	4,409	2,336
Foreign currency loss (gain), net	4,315	(6,001)	(39,297)	24,445	(65,516)
Derivative valuation loss (gain), net	144	518	(436)	2,369	(236)
Restatement related expenses	—	—	4,319	(765)	10,306
Secondary offering expenses	—	—	154	—	669
Loss on early extinguishment of long-term borrowings, net	206	—	—	206	—
Other indemnification costs and reimbursements	(89)	473	—	384	—
Adjusted Net Income	$3,516	$13,295	$9,115	$27,148	$28,854
Adjusted Net Income per common share:
- Basic	$0.10	$0.38	$0.27	$0.79	$0.85
- Diluted	$0.10	$0.32	$0.23	$0.71	$0.76
Weighted average number of shares – Basic	34,627,292	34,573,377	34,176,812	34,469,921	33,943,264
Weighted average number of shares – Diluted	35,128,341	46,021,610	45,573,889	45,941,853	44,755,137

We present Adjusted EBITDA and Adjusted Net Income as supplemental measures of our performance. We define Adjusted EBITDA for the periods indicated as EBITDA (as defined below), adjusted to exclude (i) Restructuring and other gain, (ii) Early termination charges, (iii) Equity-based compensation expense, (iv) Foreign currency loss (gain), net, (v) Derivative valuation loss (gain), net, (vi) Restatement related expenses, (vii) Secondary offering expenses, (viii) Loss on early extinguishment of long-term borrowings, net and (ix) Other indemnification costs and reimbursements. EBITDA for the periods indicated is defined as net income (loss) before interest expense, net, income tax expenses and depreciation and amortization. We prepare Adjusted Net Income by adjusting net income (loss) to eliminate the impact of a number of non-cash expenses and other items that may be either one time or recurring that we do not consider to be indicative of our core ongoing operating performance. We believe that Adjusted Net Income is particularly useful because it reflects the impact of our asset base and capital structure on our operating performance. We define Adjusted Net Income for the periods as net income, adjusted to exclude (i) Restructuring and other gain, (ii) Early termination charges, (iii) Equity-based compensation expense, (iv) Foreign currency loss (gain), net, (v) Derivative valuation loss (gain), net, (vi) Restatement related expenses, (vii) Secondary offering expenses, (viii) Loss on early extinguishment of long-term borrowings, net and (ix) Other indemnification costs and reimbursements.

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of US dollars, except share data)

(Unaudited)

	December 31, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$132,438	$128,575
Accounts receivable, net	80,003	92,026
Unbilled accounts receivable	38,181	—
Inventories, net	71,611	73,073
Other receivables	3,702	4,292
Prepaid expenses	11,133	9,250
Hedge collateral	5,810	7,600
Other current assets	9,867	15,444

Total current assets	352,745	330,260

Property, plant and equipment, net	202,171	205,903
Intangible assets, net	3,953	4,061
Long-term prepaid expenses	15,598	12,791
Other non-current assets	8,729	5,774

Total assets	$583,196	$558,789

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$55,631	$65,940
Other accounts payable	15,168	10,261
Accrued expenses	46,250	51,746
Deferred revenue	6,477	8,335
Other current liabilities	9,133	1,860

Total current liabilities	132,659	138,142

Long-term borrowings, net	303,577	303,416
Accrued severance benefits, net	146,031	148,905
Other non-current liabilities	18,239	7,963

Total liabilities	600,506	598,426

Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value, 150,000,000 shares authorized, 43,054,458 shares issued and 34,441,232 outstanding at December 31, 2018 and 42,563,808 shares issued and 34,189,599 outstanding at December 31, 2017	431	426
Additional paid-in capital	142,600	136,259
Accumulated deficit	(36,305)	(40,889)
Treasury stock, 8,613,226 shares at December 31, 2018 and 8,374,209 shares at December 31, 2017, respectively	(103,926)	(102,319)
Accumulated other comprehensive loss	(20,110)	(33,114)

Total stockholders’ deficit	(17,310)	(39,637)

Total liabilities and stockholders’ equity	$583,196	$558,789

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of US dollars)

(Unaudited)

	Three Months Ended	Year Ended
	December 31, 2018	December 31, 2018	December 31, 2017
Cash flows from operating activities
Net income (loss)	$(2,380)	$(3,900)	$84,936
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	8,165	32,048	28,146
Provision for severance benefits	2,958	17,644	24,373
Amortization of debt issuance costs and original issue discount	560	2,183	1,987
Loss (gain) on foreign currency, net	3,284	30,215	(77,600)
Restructuring gain and other	—	—	(17,010)
Stock-based compensation	1,320	5,213	2,336
Loss on early extinguishment of long-term borrowings, net	206	206	—
Other	(271)	(1,235)	49
Changes in operating assets and liabilities
Accounts receivable, net	22,576	8,294	(22,210)
Unbilled accounts receivable	(2,471)	(1,284)	—
Inventories, net	(379)	(30,675)	(8,077)
Other receivables	3,929	1,260	2,218
Other current assets	7,428	9,942	2,318
Accounts payable	(25,803)	(8,389)	10,320
Other accounts payable	(2,372)	(11,183)	(12,141)
Accrued expenses	640	(4,730)	(12,020)
Deferred revenue	(669)	2,891	(3,949)
Other current liabilities	590	2,123	(1,281)
Other non-current liabilities	1,311	2,346	(760)
Payment of severance benefits	(2,684)	(11,688)	(21,506)
Other	(1,716)	(2,045)	(382)
Net cash provided by (used in) operating activities	14,222	39,236	(20,253)
Cash flows from investing activities
Proceeds from settlement of hedge collateral	3,052	14,342	10,615
Payment of hedge collateral	(1,942)	(12,907)	(14,839)
Proceeds from disposal of plant, property and equipment	—	1,685	1,209
Purchase of plant, property and equipment	(10,073)	(28,948)	(32,661)
Payment for property related to water treatment facility arrangement	—	(4,283)	—
Payment for intellectual property registration	(185)	(961)	(1,207)
Collection of guarantee deposits	7	801	1,462
Payment of guarantee deposits	(2,927)	(3,016)	(41)
Other	19	(19)	94
Net cash used in investing activities	(12,049)	(33,306)	(35,368)
Cash flows from financing activities
Proceeds from issuance of senior notes	—	—	86,250
Payment of debt issuance costs	—	—	(5,902)
Repurchase of long-term borrowings	(2,228)	(2,228)	—
Proceeds from exercise of stock options	19	1,132	3,744
Acquisition of treasury stock	(1,408)	(1,607)	(11,401)
Proceeds from property related to water treatment facility arrangement	—	4,283	—
Repayment of financing related to water treatment facility arrangement	(213)	(286)	—
Net cash provided by (used in) financing activities	(3,830)	1,294	72,691
Effect of exchange rates on cash, cash equivalents and restricted cash	613	(3,361)	9,899
Net increase (decrease) in cash, cash equivalents and restricted cash	(1,044)	3,863	26,969
Cash, cash equivalents and restricted cash
Beginning of the period	133,482	128,575	101,606
End of the period	$132,438	$132,438	$128,575